TRILOMA EIG GLOBAL ENERGY FUND

Power of Attorney

Known All Men By These Presents, that the undersigned, Michael I. Wood, hereby constitutes and appoints Hope Newsome, Deryck Harmer and Eric Nadeau, jointly and severally, his attorneys-in-fact, each with a power of substitution, for him in any and all capacities to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Triloma EIG Global Energy Fund and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Dated: January 20, 2016

/s/ Michael I. Wood
Michael I. Wood